                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                Current Report


                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



               Date of Report (Date of Earliest Event Reported):
                                 June 2, 1997



                       PHYSICIAN CORPORATION OF AMERICA
                         (Exact Name of Registrant as
                          Specified in its Charter)


                                    0-21440
                           (Commission File Number)



               Delaware                               48-1006287
     (State of Other Jurisdiction                   (IRS Employer
   of Incorporation or Organization)            Identification Number)


                            6101 Blue Lagoon Drive
                             Miami, Florida 33126
                   (Address of Principal Executive Offices)
                                (305) 267-6633
                        (Registrant's Telephone Number
                             Including Area Code)

Item 5.       OTHER EVENTS

              A)   PENDING MERGER

                   On June 2, 1997, Physician Corporation of America
                   (the "Company") entered into an Agreement and Plan of Merger among Humana Inc., HUMNOV, Inc., a wholly owned subsidiary of Humana, and the Company (the "Merger Agreement"). The Merger Agreement provides for the merger of HUMNOV, Inc. with and into the Company, pursuant to which each outstanding share of the common stock of the Company will be converted into the right to receive $7.00 per share in cash (subject to dissenter's rights of appraisal). The proposed transaction will require the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of
                   1976, approvals from the Company's shareholders and various state and federal regulatory agencies including, but not limited to, the Florida, Texas and Puerto Rico Departments of Insurance and State Medicaid Agencies in those jurisdictions. The transaction is currently expected to close in the third quarter of 1997.

              B)   REINSURANCE CONTRACT

                   Additionally, on June 2, 1997, the Company and PCA Property and Casualty Insurance Company ("PCA/P&C"), a wholly owned subsidiary of the Company, executed an Aggregate Excess of Loss Reinsurance Agreement
                   (the "Reinsurance Agreement") with Centre Reinsurance Company of New York ("Centre"). Under the terms of the Reinsurance Agreement, Centre has agreed to provide excess reinsurance of up to $230 million to cover claims incurred or reinsured by PCA/P&C which will become effective when either (i) the $80 million premium is paid, or (ii) upon the consummation of the merger unless either Humana or Centre terminates the reinsurance.

                   Accordingly, upon execution of the Reinsurance Agreement, the Company paid and expensed a $4 million premium deposit to be forfeited in the event the Company does not close the reinsurance transaction and pay the additional $80 million premium required to obtain the reinsurance coverage.

                   In the event the Company consummates the Reinsurance Agreement and pays the additional $80 million premium, the Company expects to receive an experience refund of $42 million under the reinsurance policy. Accordingly, the Company would record an additional expense of approximately $38 million if it closes the Reinsurance Agreement.

                   In conjunction with entering into the Reinsurance Agreement, PCA/P&C and certain affiliates also entered into three other agreements with Centre or its affiliates, including a Claims Run Off
                   Administrative Services Agreement. This claims agreement provides the management services necessary to run off the claims through the direct management of PCA's workers' compensation third party administration business ("PCA Solutions, Inc."). In addition, the Company and its subsidiaries agree to pledge collateral including all assets of PCA Solutions, Inc. and PCA/P&C and $45 million of liquid investments to secure various obligations.

              C)   FLORIDA DEPARTMENT OF INSURANCE

                   The Circuit Court for Leon County, Florida, issued a consent order dated June 3, 1997 in the pending receivership proceedings respecting PCA/P&C, the Company, and PCA Solutions, Inc. which provides that the Florida Department of Insurance will not request the appointment of a receiver for PCA/P&C until October 31, 1997 or earlier, if certain conditions are not met.

Item 7.       EXHIBITS

              2.1 Agreement and Plan of Merger dated as of June 2, 1997 among Humana Inc., HUMNOV, Inc. and Physician Corporation of America (filed herewith).

              2.2 Aggregate Excess of Loss Reinsurance Agreement between PCA Property & Casualty Insurance Company and Centre Reinsurance Company of New York, dated June 2, 1997 (filed herewith).

              2.3 Claims Run Off Administration Services Agreement dated June 2, 1997, by and amongst PCA Solutions, Inc., PCA Property & Casualty Insurance Company, Physician Corporation of America and Centre Reinsurance Company of New York (filed herewith).

              2.4 Consent Order dated June 3, 1997 by and between PCA Property & Casualty Insurance Company and the Florida Department of Insurance, including Joint Report to the Court and Supplemental Agreement (filed herewith).

              10.1 Salary Continuation Agreements dated May 19, 1997
                   between the Company and E. Stanlley Kardatzke, M.D., Peter E. Kilissanly and Clifford W. Donnelly (filed herewith).

              10.2 Consulting Agreements dated June 2, 1997 between the
                   Company and E. Stanley Kardatzke, M.D., Peter E. Kilissanly and Clifford W. Donnelly (filed herewith).

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                        PHYSICIAN CORPORATION OF AMERICA
                        (Registrant)

                        By: /s/ Clifford W. Donnelly
                            ------------------------
                        Clifford W. Donnelly
                        Senior Vice President of Finance and Chief Financial
                          Officer

                        By: /s/ Jay M. Grobowsky
                            --------------------
                        Jay M. Grobowsky
Date: June 16, 1997     Vice President of Finance
      ------------